Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Blink Charging Co. on Form S-3 of our report dated April 1, 2019, with respect to our audits of the consolidated financial statements of Blink Charging Co. and Subsidiaries as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018 appearing in the Annual Report on Form 10-K of Blink Charging Co. for the year ended December 31, 2018. We also consent to the reference to our firm under the heading “Experts” in the Preliminary Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, New York

August 30, 2019